For Immediate Release

For More Information:

Joseph M. Donabauer Vice President and Controller (201) 802-7245	Lazar Partners, Ltd. Fern Lazar, President (212) 867-1762

Memory Pharmaceuticals Provides Update on PDE4 Collaboration with Roche

Montvale, New Jersey — April 15, 2005 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today provided an update on its 2002 collaboration with Roche for the development of PDE4 inhibitors for psychiatric and neurological indications. The Company announced that Roche has decided not to pursue further development of MEM 1414 and MEM 1917 on its own and that the two companies have commenced discussions to determine the future of these two compounds. The collaboration continues to work on PDE4 inhibitor back-up compounds.

Under the 2002 collaboration, Roche received a worldwide, exclusive license to any product candidate from Memory Pharmaceuticals’ PDE4 inhibitor program. Under an August 2004 extension of the collaboration agreement, Roche has committed to a minimum of 18 months’ funding of the Company’s PDE4 research efforts in the amount of $5,250,000.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating central nervous system (CNS) disorders such as Alzheimer’s disease, schizophrenia, depression, vascular dementia, Mild Cognitive Impairment, and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: conducting preclinical and clinical trials of the Company’s drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize the Company’s drug candidates; the Company’s dependence on its collaborations with Roche and its license relationship with Bayer; the Company’s ability to enter into and maintain collaborations with third parties for its other early stage drug development programs; achieving milestones under the Company’s collaborations; obtaining additional financing to support the Company’s R&D and clinical activities and operations; the Company’s dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to the Company. These and other risks are described in greater detail in the Company’s filings with the Securities and Exchange Commission. Memory Pharmaceuticals Corp. may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. The Company disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.